Exhibit 99.1

Kroger Reports Second Quarter Results
Q2 EPS of $0.39 and ID Sales Without Fuel 0.7%
Confirms 2017 EPS Guidance
Expects Second-Half 2017 ID Sales of 0.5 to 1.0%

Highlights:

•                  Positive ID sales growth in Q2

•                  Strong tonnage growth and loyal and total household growth

•                  Digital revenue up 126%, driven by ClickList

CINCINNATI, September 8, 2017 — The Kroger Co. (NYSE: KR) today reported net earnings of $353 million, or $0.39 per diluted share, and identical supermarket sales growth, without fuel, of 0.7% in the second quarter of 2017, which ended on August 12. Kroger’s net earnings for the second quarter last year were $383 million, or $0.40 per diluted share. Excluding the charges related to the 2016 adjustment item (see table 6), Kroger’s adjusted net earnings for the second quarter last year were $454 million, or $0.47 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“Through innovation, Kroger is redefining the food and grocery customer experience based on our core strengths. Our second quarter results demonstrate the progress we’ve made. We returned to positive identical supermarket sales growth in the second quarter. We had strong growth in both loyal and total households. Traffic is up, unit movement is up, market share is up, and our customers’ price perception is excellent and continues to improve. We have and always will put the customer first in all we do.”

Details of Second Quarter 2017 Results

Total sales increased 3.9% to $27.6 billion in the second quarter compared to $26.6 billion for the same period last year. Total sales, excluding fuel, increased 3.8% in the second quarter compared to the same period last year.

Gross margin was 21.7% of sales for the second quarter. Excluding fuel, ModernHEALTH and the LIFO charge, gross margin decreased 30 basis points from the same period last year.

Kroger recorded an $18 million LIFO charge in the second quarter of 2017, compared to a $12 million LIFO charge in the same period last year.

Operating, General & Administrative costs as a rate of sales — excluding fuel, ModernHEALTH and the 2016 adjustment item — increased 12 basis points. Rent and depreciation with the same exclusions increased by 15 basis points.

FIFO operating margin on a rolling four quarters basis — excluding fuel, mergers and the adjustment items from the respective periods — decreased 53 basis points compared to the prior year.

Financial Strategy

Kroger’s financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders and maintaining its current investment grade debt rating. The company continually balances the use of its cash flow to achieve these goals. Kroger has reduced its 2017 and 2018 planned capital investments by a total of $600 million to maintain this balance.

The company’s net total debt to adjusted EBITDA ratio increased to 2.37, compared to 2.11 during the same period last year (see Table 5). This result is due to the merger with ModernHEALTH and the incremental repurchase of shares.

Over the last four quarters, Kroger has used free cash flow to:

•                  Repurchase $1.7 billion in common shares,

•                  Pay $448 million in dividends,

•                  Invest $3.1 billion in capital, and

•                  Merge with ModernHEALTH for approximately $390 million.

Return on invested capital for the second quarter, on a rolling four quarter basis, was 12.37% (see Table 7).

Guidance

Kroger confirms 2017 net earnings guidance for 53 weeks of $1.74-$1.79 per diluted share. Kroger confirms adjusted net earnings guidance range of $2.00 to $2.05 per diluted share. The company’s LIFO expectation remains unchanged at $80 million.

Kroger expects identical supermarket sales growth, excluding fuel, of 0.5 to 1.0% for the remainder of the fiscal year.

Kroger’s guidance does not include any effect from hurricanes Harvey and Irma.

The company expects capital investments excluding mergers, acquisitions and purchases of leased facilities, to be in the $3.0 to $3.3 billion range for 2017.

“As our business continues to improve, we remain committed to delivering on our guidance in 2017 and believe we have the ability to grow identical supermarket sales and market share in 2018. In this dynamic operating environment, we will continue to provide annual guidance as we have done for many years but will no longer provide longer-term guidance,” Mr. McMullen said.

The company will host its annual investor conference on October 11 in New York City.

At The Kroger Co., we are dedicated to our purpose: to Feed the Human SpiritTM. We are 450,000 associates who serve nearly nine million customers in 2,793 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Our Family of Companies operates an expanding ClickList offering — a personalized order online service — in addition to 2,258 pharmacies, 783 convenience stores, 307 fine jewelry stores, 222 retail health clinics, 1,472 supermarket fuel centers and 38 food production plants in the United States. Our Company has been recognized as one of America’s most generous companies for our support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. As a leader in supplier diversity, we are a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding certain items that affect comparability.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “assumes,” “estimate,” “expect,” “guidance,” “believe,” “committed,” “will,” “goal,” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate;

the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 8, 2017 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) Friday, September 8, 2017.

2nd Quarter 2017 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2017		2016		2017		2016
SALES	$27,597	100.0%	$26,565	100.0%	$63,882	100.0%	$61,169	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	21,609	78.3	20,697	77.9	49,890	78.1	47,366	77.4
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,523	16.4	4,473	16.8	10,897	17.1	10,252	16.8
RENT	225	0.8	205	0.8	496	0.8	467	0.8
DEPRECIATION AND AMORTIZATION	562	2.0	525	2.0	1,299	2.0	1,219	2.0

OPERATING PROFIT	678	2.5	665	2.5	1,300	2.0	1,865	3.1

INTEREST EXPENSE	138	0.5	116	0.4	315	0.5	271	0.4

NET EARNINGS BEFORE INCOME TAX EXPENSE	540	2.0	549	2.1	985	1.5	1,594	2.6

INCOME TAX EXPENSE	189	0.7	171	0.6	337	0.5	521	0.9

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	351	1.3	378	1.4	648	1.0	1,073	1.8

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2)	—	(5)	—	(8)	—	(6)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$353	1.3%	$383	1.4%	$656	1.0%	$1,079	1.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.39		$0.40		$0.72		$1.13

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	897		943		907		949

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.39		$0.40		$0.71		$1.11

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	905		959		917		966

DIVIDENDS DECLARED PER COMMON SHARE	$0.125		$0.120		$0.245		$0.225

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $18 and $12 were recorded in the second quarters of 2017 and 2016, respectively. For the year to date period, LIFO charges of $43 and $27 were recorded for 2017 and 2016, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 12,	August 13,
	2017	2016

ASSETS
Current Assets
Cash	$319	$319
Temporary cash investments	500	—
Store deposits in-transit	977	959
Receivables	1,536	1,316
Inventories	6,363	6,120
Prepaid and other current assets	452	530

Total current assets	10,147	9,244

Property, plant and equipment, net	21,308	20,687
Intangibles, net	1,131	1,039
Goodwill	3,052	2,749
Other assets	962	943

Total Assets	$36,600	$34,662

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$948	$2,779
Trade accounts payable	6,003	5,723
Accrued salaries and wages	1,080	1,214
Deferred income taxes	—	221
Other current liabilities	3,587	3,584

Total current liabilities	11,618	13,521

Long-term debt including obligations under capital leases and financing obligations	13,100	9,641
Deferred income taxes	2,380	1,649
Pension and postretirement benefit obligations	1,533	1,384
Other long-term liabilities	1,825	1,866

Total Liabilities	30,456	28,061

Shareowners’ equity	6,144	6,601

Total Liabilities and Shareowners’ Equity	$36,600	$34,662

Total common shares outstanding at end of period	893	944
Total diluted shares year-to-date	917	966

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$648	$1,073
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,299	1,219
LIFO charge	43	27
Stock-based employee compensation	85	77
Expense for Company-sponsored pension plans	60	43
Deferred income taxes	208	(43)
Other	9	(32)
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	(67)	(36)
Receivables	25	113
Inventories	154	35
Prepaid and other current assets	428	231
Trade accounts payable	186	(19)
Accrued expenses	16	(62)
Income taxes receivable and payable	133	313
Other	97	93

Net cash provided by operating activities	3,324	3,032

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,522)	(2,046)
Proceeds from sale of assets	94	99
Other	(22)	7

Net cash used by investing activities	(1,450)	(1,940)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,502	19
Payments on long-term debt	(155)	(70)
Net (payments) borrowings on commercial paper	(1,425)	285
Dividends paid	(221)	(202)
Proceeds from issuance of capital stock	28	44
Treasury stock purchases	(1,030)	(1,071)
Other	(77)	(55)

Net cash used by financing activities	(1,378)	(1,050)

NET INCREASE IN CASH AND TEMPORARY
CASH INVESTMENTS	496	42

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	323	277
END OF YEAR	$819	$319

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,522)	$(2,046)
Payments for lease buyouts	6	5
Changes in construction-in-progress payables	(102)	(147)
Total capital investments, excluding lease buyouts	$(1,618)	$(2,188)

Disclosure of cash flow information:
Cash paid during the year for interest	$342	$291
Cash paid during the year for income taxes	$23	$242

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2017	2016	2017	2016

INCLUDING FUEL CENTERS	$24,471	$24,261	$56,723	$56,019
EXCLUDING FUEL CENTERS	$21,702	$21,549	$50,329	$50,238

INCLUDING FUEL CENTERS	0.9%	-0.5%	1.3%	0.0%
EXCLUDING FUEL CENTERS	0.7%	1.7%	0.2%	2.1%

(a) Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 12,	August 13,
	2017	2016	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$948	$2,779	$(1,831)
Long-term debt including obligations under capital leases and financing obligations	13,100	9,641	3,459

Total debt	14,048	12,420	1,628

Less: Temporary cash investments	500	—	500

Net total debt	$13,548	$12,420	$1,128

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	August 12,	August 13,
	2017	2016

Net earnings attributable to The Kroger Co.	$1,553	$2,065
LIFO charge	35	7
Depreciation and amortization	2,420	2,211
Interest expense	565	491
Income tax expense	773	1,009
Adjustments for pension plan agreements	199	111
Adjustments for voluntary retirement offering	184	—
Other	(17)	(8)

Adjusted EBITDA	$5,712	$5,886

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.37	2.11

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented. In 2017, these items included charges related to the withdrawal liability for certain multi-employer pension funds and the voluntary retirement offering.  In 2016, these items included charges related to the restructuring of certain pension obligations.

	SECOND QUARTER		YEAR-TO-DATE
	2017	2016	2017	2016

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$353	$383	$656	$1,079

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	71	126	71

ADJUSTMENTS FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	—	—	117	—

2017 AND 2016 ADJUSTED ITEMS	—	71	243	71

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$353	$454	$899	$1,150

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.39	$0.40	$0.71	$1.11

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (d)	—	0.07	0.13	0.07

ADJUSTMENTS FOR VOLUNTARY RETIREMENT OFFERING (d)	—	—	0.13	—

2017 AND 2016 ADJUSTED ITEMS	—	0.07	0.26	0.07

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.39	$0.47	$0.97	$1.18

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	905	959	917	966

(a)  The amounts presented represent the after-tax effect of each adjustment.

(b)  The pre-tax adjustments for the pension plan withdrawal liabilities were $199 in 2017 and $111 in 2016.

(c)   The pre-tax adjustments for the voluntary retirement offering were $184.

(d)  The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended August 12, 2017.

Rolling Four Quarters Ended
August 12,
2017
Return on Invested Capital
Numerator (a)
Operating profit	$2,871
LIFO charge	35
Depreciation and amortization	2,420
Rent	910
Adjustments for pension plan agreements	199
Adjustments for voluntary retirement offering	184

Adjusted operating profit	$6,619

Denominator (b)
Average total assets	$35,631
Average taxes receivable (c)	(61)
Average LIFO reserve (d)	1,318
Average accumulated depreciation and amortization	19,893
Average trade accounts payable	(5,863)
Average accrued salaries and wages	(1,147)
Average other current liabilities (e)	(3,564)
Rent * 8 (f)	7,280

Average invested capital	$53,487

Return on Invested Capital	12.37%

(a)   Represents results for the rolling four quarters for the period noted.

(b)   Represents the average of amounts at the beginning and end of the rolling four quarters for the period presented.

(c)   Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)   LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)   The calculation of average other current liabilities excludes accrued income taxes.

(f)    The factor of eight estimates the hypothetical capitalization of our operating leases.